Exhibit 99.1

DANAHER ANNOUNCES APPOINTMENT OF LINDA P. HEFNER AS DIRECTOR

Washington, D.C., December 5, 2005 - Danaher Corporation (NYSE:DHR) announced today that its Board of Directors has increased the size of the Danaher board to ten members and appointed Linda P. Hefner to fill the resulting vacancy. Ms. Hefner’s initial term expires at Danaher’s 2006 annual meeting of shareholders.

Ms. Hefner has served as Executive Vice President, Global Strategy and Business Development for Kraft Foods Inc. since May 2004. She leads the development of Kraft’s corporate business strategy including merger and acquisition activities around the world. Prior to joining Kraft, Ms. Hefner held a number of increasingly responsible general management strategy and marketing positions in the Sara Lee Corporation since 1989, most recently as Chief Executive Officer, Underwear, Socks and Latin America Group. Previous assignments at Sara Lee also included CEO of the L’eggs and Hanes hosiery businesses, Vice President-Marketing, Sara Lee Knit Products, Director-Marketing, Sara Lee Knit Products and Director-Marketing, Sara Lee Branded Apparel Customer Teams. Prior to joining Sara Lee, she worked in management consulting at Ernst & Young. Ms. Hefner received a B.S. and an M.S. in Accounting from the University of North Texas and an M.B.A. from Harvard University.

Steven M. Rales, Chairman of the Board of Danaher Corporation, said, “Danaher is extremely fortunate to add to our Board an executive with Linda’s skills, experience and perspective. Her track record of listening to customers to conceive product and marketing strategies that create value by building strong global brands will be a welcome addition to the Danaher Board. We look forward to Linda’s future contributions as we continue our efforts to become a Premier Global Enterprise.”

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Industrial Technologies, and Tools and Components. (www.danaher.com).

Statements in this document regarding the director appointment and any other statements about future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the factors described in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. Danaher disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this release.

Please Contact:

Andy Wilson

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

202.828.0850